ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-143623
July 26, 2007

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

      The depositor has filed a registration statement (including a prospectus)
with the SEC for the offering to which this free writing prospectus relates.
Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

      This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

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system.

                          $1,799,430,000 (APPROXIMATE)
                    MORGAN STANLEY CAPITAL I TRUST 2007-HQ12
                                as Issuing Entity

                          MORGAN STANLEY CAPITAL I INC.
                                  as Depositor

                  MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC
                       as Sponsor and Mortgage Loan Seller

         COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-HQ12

      This free writing prospectus relates to Morgan Stanley Capital I Inc.'s offering of selected classes of its Series 2007-HQ12 Commercial Mortgage
Pass-Through Certificates and clarifies, updates or adds the following information as it relates to each of the free writing prospectuses, dated July
12, 2007 and July 25, 2007:

STRUCTURAL UPDATE

1.    Addition of the Class A-2FL, Class A-MFL and the Class A-JFL Certificates
and Reduction of Balances of the Class A-2, Class A-M and the Class A-J
Certificates. The approximate principal balance of the Class A-2 Certificates will be $289,100,000. The approximate principal balance of the Class A-M
Certificates will be $170,856,000. The approximate principal balance of the
Class A-J Certificates will be $53,000,000. A new class of certificates, the
Class A-2FL Certificates, with an approximate principal balance of $395,000,000 will be offered, which will receive payments and be allocated losses on a pari passu basis with the Class A-2 Certificates. A new class of certificates, the
Class A-MFL Certificates, with an approximate principal balance of $25,000,000 will be offered, which will receive payments and be allocated losses on a pari passu basis with the Class A-M Certificates. A new class of certificates, the
Class A-JFL Certificates, with an approximate principal balance of $91,444,000 will be offered, which will receive payments and be allocated losses on a pari passu basis with the Class A-J Certificates. Additional information with respect to the Class A-2FL, the Class A-MFL and the Class A-JFL Certificates is set
forth on Attachment A to the free writing prospectus dated July 25, 2007.

2.    Significance Percentage. The "significance percentage" with respect to the
Swap Contracts is less than 10%. "Significance percentage" means the percentage that the amount of the "significance estimate" (as described below) represents of the initial aggregate Certificate Balance of the Class A-2FL Certificates,
the Class A-MFL Certificates and the Class A-JFL Certificates, in the aggregate.
The "significance estimate" has been determined

based on a reasonable good faith estimate of maximum probable exposure, made in substantially the same manner as that used in the Swap Counterparty's internal risk management process in respect of similar interest rate swap agreements.

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This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any conflicting information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the
Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Certificates, until the underwriters have accepted your offer to purchase Certificates; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to the time sales to purchasers of the Certificates will first be made. You are advised that
Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If a material change does occur with respect to such Certificates, our contract will terminate, by its terms, without any further obligation or liability between us (an "Automatic Termination"). If an
Automatic Termination does occur, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions
(including, in certain cases, assumptions specified by the recipient hereof)
regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the Certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the Certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

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                             IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT
BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.
THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN
CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS
ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR
CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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